ANDREW N. BERNSTEIN, P.C.
ATTORNEY AT LAW
5445 DTC PARKWAY, SUITE 520
GREENWOOD VILLAGE, COLORADO 80111
TELEPHONE (303) 770-7131
FACSIMILE (303) 770-7332
E-MAIL: anbpc@attglobal.net

Exhibit 5.1

April 13, 2004

Qiao Xing Universal Telephone, Inc.
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong,
People’s Republic of China 516023

Re: Qiao Xing Universal Telephone, Inc.
      Consulting Agreement with Kui Shing Andy LAI
      Registration Statement on Form S-8

Gentlemen:

We have acted as U.S. securities counsel for Qiao Xing Universal Telephone, Inc., a company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 100,000 shares (the “Shares”) of the common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable pursuant to a consulting agreement with Kui Shing Andy LAI (the “Plan”). A registration statement on Form S-8 (the “Registration Statement”) covering the issuance and sale of the Shares from time to time has on or about this date been filed under the Act with the Securities and Exchange Commission (the “Commission”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Memorandum of Association and Articles of Association and the Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, (iv) the Plan, and (v) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Colorado, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance by the Company and, when issued and delivered as described in the Plan, will be validly issued, fully paid and nonassessable under British Virgin Island law.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ ANDREW N. BERNSTEIN, P.C.
Andrew N. Bernstein, P.C.

ANB/prr